Exhibit 10.1

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. THESE PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

AMENDED AND RESTATED

LICENSE, DEVELOPMENT

AND MARKETING AGREEMENT

BETWEEN

INSPIRE PHARMACEUTICALS, INC.

AND

ALLERGAN, INC.

ORIGINALLY DATED AS OF

JUNE 22, 2001

AND AMENDED AND RESTATED

AUGUST 19, 2010

(i)

TABLE OF CONTENTS (continued)

(ii)

LIST OF EXHIBITS

Exhibit 6.2	Form of Inspire Product License Agreement

Exhibit 10.4	List of Trademarks

(iii)

AMENDED AND RESTATED

LICENSE,

DEVELOPMENT AND MARKETING AGREEMENT

THIS AMENDED AND RESTATED LICENSE, DEVELOPMENT AND MARKETING AGREEMENT (this “Agreement”), made and entered into originally as of June 22, 2001, as amended and restated as of August 19, 2010 (the “Restatement Date”), is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703 (“Inspire”), and Allergan, Inc., a corporation organized under the laws of Delaware, having offices located at 2525 Dupont Drive, Irvine, California 92612 and its affiliates, Allergan Sales, Inc. and Allergan Pharmaceuticals Holdings (Ireland) Ltd. (collectively, “Allergan”). This Agreement as amended and restated as of the Restatement Date amends and restates (and replaces and supersedes) in its entirety the Original Agreement (defined below) as originally executed and previously amended, unless otherwise specifically provided for in this Agreement and except for references to terms defined in the Original Agreement, all of the foregoing to have effect as of the Restatement Date.

PRELIMINARY STATEMENTS

A. Inspire and Allergan are parties to that certain License, Development and Marketing Agreement dated as of the June 22, 2001, as amended by that certain First Amendment dated as of December 8, 2003, and further amended by that certain Second Amendment dated as of December 23, 2008 (collectively, the “Original Agreement”), relating to (i) the development of Inspire Products using the Compound for application in the Field (as such terms are defined in the Original Agreement) and (ii) the commercialization of Restasis™ (as such term is defined in the Original Agreement).

B. The Parties have agreed that Inspire does not have now, nor will Inspire have in the future, any obligation to develop, or obtain Registrations for, any Inspire Products (defined below) in any country. If, however, Inspire does elect to develop any Inspire Products and obtain Registrations for any Inspire Products in any country in the Territory (as defined below), then Inspire may either (i) exercise the option specifically set forth in Section 6 with respect to such country (in which case this Agreement shall remain in effect with respect to Restasis in such country as more fully provided in Section 6.2) and, upon acceptance by Allergan, enter into a license agreement with Allergan for the Inspire Products in such country as more fully described in Section 6.2, or (ii) not exercise the option specifically set forth in Section 6.2 for such country, in which case this Agreement shall terminate with respect to Restasis in such country as more fully provided in Section 6.4. In the event Allergan declines to accept a license from Inspire in any country in the Territory, this Agreement (including with regard to Allergan’s payment obligations as more fully described in Section 4) shall survive and continue with respect to such country.

C. The Parties wish to amend and restate (and replace and supersede) the Original Agreement in its entirety pursuant to the terms and conditions set forth in this Agreement, as of the Restatement Date (except as otherwise specifically provided in this Agreement and except for references to terms defined in the Original Agreement).

NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

1.1 “Affiliate,” with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.2 “Allergan Technology” shall have the meaning assigned to such term in Section 7.1.

1.3 “Allergan Product Territory” shall mean all countries worldwide, except Japan, Taiwan, Korea, Hong Kong, and China.

1.4 “Allergan Product Trademark” shall have the meaning assigned thereto in Section 3.2.

1.5 “Confidential Information” shall have the meaning assigned to such term in Section 8.1.

1.6 “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.7 “First Commercial Sale” shall mean, with respect to each Restasis product, the first sale for which payment has been received for use or consumption by the general public of such Restasis product in any country in the Allergan Product Territory after all required Registrations for such Restasis product in such country have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding samples, compassionate use and the like.

1.8 “IND” shall mean any filing made with the Regulatory Authority in any country for initiating clinical trials in such country, with respect to a product.

1.9 “Indemnitee” shall have the meaning assigned to such term in Section 9.3.

1.10 “Infringement” shall have the meaning assigned to such term in Section 7.3.

1.11 “Inspire Product License Agreement” shall have the meaning assigned to such term in Section 6.2.

1.12 “Net Sales” shall mean the gross amount invoiced for sales of a Restasis product by Allergan, its Affiliates or their licensees in arm’s length sales to Third Parties in the Allergan Product Territory, commencing on the Restatement Date, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

(a) credits or allowances for damaged products, returns or rejections of such Restasis product and retroactive price reductions;

(b) normal and customary trade, cash and quantity discounts, allowances and credits;

(c) chargeback payments and rebates (or the equivalent thereof) granted to managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(d) commissions paid to Third Parties other than sales personnel, sales representatives and sales agents;

(e) the allocation of freight, postage, shipping, insurance and other transportation;

(f) sales, value-added, and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale).

1.13 “Option” shall have the meaning assigned to such term in Section 6.1.

1.14 “Option Period” shall have the meaning assigned to such term in Section 6.3.

1.15 “Original Agreement” shall have the meaning assigned to such term in the Preliminary Statements.

1.16 “Party” shall mean Inspire or Allergan and, when used in the plural, shall mean Inspire and Allergan.

1.17 “Registration” shall mean, with respect to a country, approval of the Registration Application for any product filed in such country by the relevant Regulatory Authority, such that the products are approved for commercial sale in such country, and including, where applicable outside of the United States, pricing or reimbursement by the Regulatory Authority in such country.

1.18 “Registration Application” shall mean a New Drug Application under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Registration in a country.

1.19 “Regulatory Authority” shall mean the FDA in the U.S., and any health regulatory authority(ies) in any country that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a product in such country, and any successor(s) thereto.

1.20 “Releasee Parties” shall have the meaning assigned to such term in Section 10.4(f).

1.21 “Releasing Parties” shall have the meaning assigned to such term in Section 10.4(f).

1.22 “Relevant Exercise Period” shall have the meaning assigned to such term in Section 6.1.

1.23 “Restasis” shall mean all human ophthalmic formulations of cyclosporine owned or controlled by Allergan, including Restasis X if it consists of human ophthalmic formulations of cyclosporine.

1.24 “Restatement Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

1.25 “Surviving Obligations” shall have the meaning assigned to such term in Section 10.4(f).

1.26 “Territory” shall mean all countries worldwide excluding Japan, China (including Hong Kong), South Korea, the Philippines, Thailand, Vietnam, Taiwan, Singapore, Malaysia and Indonesia.

1.27 “Third Party” shall mean any person who or which is neither a Party nor an Affiliate of a Party.

1.28 “United States” or “U.S.” shall mean the United States of America, including its possessions and territories.

2.	REPRESENTATIONS AND WARRANTIES.

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Restatement Date, that:

(a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is free to enter into this Agreement;

(c) in so doing, such Party will not violate any other agreement to which it is a party; and

(d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

3.	COMMERCIALIZATION.

3.1 Allergan Responsibilities; Rights. Allergan, either itself and/or by and through its Affiliates shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with the marketing of the Restasis products. As part of its commercialization activities, Allergan shall:

(a) Conduct, or cause to be conducted, manage and oversee all analysis and other support necessary with respect to the manufacture, marketing and sale of all Restasis products in the Allergan Product Territory;

(b) Within thirty (30) days after the end of each calendar year during the term of this Agreement and within thirty (30) days following the expiration or termination of this Agreement, furnish Inspire with reasonably detailed summary written reports on all commercialization activities conducted by Allergan under this Section 3 during such calendar year or the term of this Agreement, as the case may be;

(c) Maintain records, in sufficient detail, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with Allergan’s commercialization activities under this Agreement in the form required under all applicable laws and regulations. Inspire shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records. Inspire shall maintain such records and information contained therein in confidence in accordance with Section 8 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

(d) Allergan shall provide to Inspire within twenty (20) days after the close of each month a written sales report of Restasis product sales for the preceding month, which report shall be considered Confidential Information of Allergan subject to restrictions set forth in Section 8 and shall be used by Inspire for internal business purposes only, provided that Sections 8.2 (Exceptions to Obligation) and 8.3 (Exclusions) shall not apply to such sales reports, including without limitation, disclosing said sales report or any portion thereof to investors, analysts or other Third Party or providing opinions or financial projections to Third Parties based in whole or in part on said sales reports; except that Inspire may use said sales report to assist it to estimate its quarterly revenue and report the same as required by law after Allergan’s public release of its corresponding quarterly earnings statement. In addition, Inpsire agrees that it will obtain prior written approval from Allergan before making public any sales data obtained from Allergan on sales of Restasis products other than quarterly and annual dry eye sales and forecasts of said sales.

3.2 Trademarks; Logos. Allergan shall market the Restasis products throughout the Allergan Product Territory under a trademark or trademarks (collectively, the “Allergan Product Trademarks”) selected by Allergan. Except as otherwise expressly provided in this Agreement, Allergan shall own all right, title and interest in and to such Allergan Product Trademarks.

3.3 Adverse Drug Experience Reporting. Allergan shall be solely responsible, at its sole expense, for reporting all adverse drug experiences to the appropriate Regulatory Authorities in all countries in which cyclosporine or any Restasis products are being developed or commercialized, in accordance with the appropriate laws and regulations of the relevant countries and authorities, whether such countries are in the Allergan Product Territory or outside the Allergan Product Territory. Allergan shall ensure that its Affiliates and licensees comply with such reporting obligations. Allergan will also advise Inspire of any regulatory developments (e.g. proposed recalls, labeling and other registrational dossier changes, etc.) affecting cyclosporine or any Restasis product in any country in the Allergan Product Territory.

3.4 Product Recall. Allergan shall be solely responsible for determining whether any recall of any Restasis product in any country in the Allergan Product Territory is required or is appropriate and, if so, Allergan shall conduct any such recalls and bear all costs and expenses associated with any such recalls.

4.	FEES ON RESTASIS PRODUCTS.

4.1 Payments with Respect to Restasis Products. As consideration to Inspire for the rights granted by Inspire under the Original Agreement and under this Agreement, and the actions taken by Inspire pursuant to the Original Agreement, during the term of this Agreement, Allergan shall pay to Inspire a fee calculated as a percentage of Net Sales by Allergan, its Affiliates or their licensees of Restasis products in each country in the Allergan Product Territory, as follows:

(a) For Net Sales made during the period commencing on the Restatement Date through and including December 31, 2010, the fee shall be equal to [CONFIDENTIAL TREATMENT REQUESTED];

(b) For Net Sales made during the period commencing on January 1, 2011 through and including December 31, 2012, the fee shall be equal to [CONFIDENTIAL TREATMENT REQUESTED];

(c) For Net Sales made during the period commencing on January 1, 2013 through and including December 31, 2013, the fee shall be equal to [CONFIDENTIAL TREATMENT REQUESTED]; and

(d) For Net Sales made during the period commencing on January 1, 2014 through and including December 31, 2020, the fee shall be equal to [CONFIDENTIAL TREATMENT REQUESTED].

(e) Allergan hereby acknowledges and agrees that the foregoing payments with respect to Restasis products are being paid as consideration for rights and other actions taken by Inspire, and furthermore any payment thereof, either now or at any time in the future, does not and will not constitute, nor give rise to any claim of, misuse of any Inspire Patents (as defined in Exhibit 6.2) or patents included in Allergan Technology.

4.2 Obligation to Pay Fees. There shall be no obligation to pay fees to Inspire under this Section 4 on sales of Restasis products among Allergan, its Affiliates and their licensees but in such instances the obligation to pay fees shall arise upon the sale by Allergan, its Affiliates or their licensees to unrelated Third Parties, such as end users and distributors. Payments due under this Section 4 shall be deemed to accrue when Restasis products are shipped or billed, whichever event shall first occur.

4.3 Fees on Other Payments. In the event that Allergan grants to any Third Party a license or right to commercialize any Restasis products in any country(ies) in the Allergan Product Territory, all compensation and consideration (whether in the form of signing fee, license fee, milestone payment, royalty, fee or otherwise, but excluding payments for research and development support for Restasis products that can be substantiated or for equity issued by Allergan at or above fair market value) paid to Allergan for the grant of any such license or right to market Restasis products shall be considered “Net Sales” for purposes of Section 4.1.

5.	PAYMENTS AND REPORTS.

5.1 Payments. Following the end of each calendar quarter following the Restatement Date, Allergan shall submit a statement, product-by-product and country-by-country, which shall set forth the amount of Net Sales during such quarter and the amount of fees due to Inspire on such Net Sales. The first such statement shall be for the period from the Restatement Date through the end of the calendar quarter in which the Restatement Date occurs. Each such statement shall be accompanied by the payment due to Inspire and shall be submitted quarterly within forty-five (45) days after the end of each calendar quarter.

5.2 Mode of Payment. Allergan shall make all payments required under this Agreement as directed by Inspire from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. Whenever conversion of payments from any foreign currency shall be required, such conversion shall be at the rate of exchange used by Allergan for its own financial reporting purposes at such time without taking into account the effect of any hedging transactions by Allergan or its Affiliates.

5.3 Records Retention. Allergan and its Affiliates and licensees shall keep complete and accurate records pertaining to the sale of Restasis products, for a period of three (3) calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit Inspire to confirm the accuracy of the aggregate fees provided by Allergan hereunder.

5.4 Audit Request. During the term of this Agreement and for a period of three (3) years thereafter, at the request and expense of Inspire, Allergan and its Affiliates and licensees shall permit an independent, certified public accountant appointed by Inspire and reasonably acceptable to Allergan, at reasonable times and upon reasonable notice, to examine such records as may be necessary to determine the correctness of any report or payment made under this Agreement. Results of any such examination shall be made available to both Parties except that said independent, certified public accountant shall verify to Inspire only the amounts due to Inspire and shall disclose no other information revealed in such audit

5.5 Cost of Audit. Inspire shall bear the full cost of the performance of any audit requested by Inspire except as hereinafter set forth. If, as a result of any inspection of the books and records of Allergan, its Affiliates or their licensees, it is shown that Allergan’s payments under this Agreement were less than the amount which should have been paid, then Allergan shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within thirty (30) days after Inspire’s demand therefor. Furthermore, if the payments made were less than ninety-five percent (95%) of the amount that should have been paid during the period in question, Allergan shall also reimburse Inspire for the reasonable costs of such audit.

5.6 No Non-Monetary Consideration for Sales. Without the prior written consent of Inspire, Allergan, its Affiliates and its licensees shall not accept or solicit any non-monetary consideration of the sale of the Restasis products other than as would be reflected in Net Sales. The use by Allergan, its Affiliates and its licensees of a commercially reasonable amount of the Restasis products for promotional sampling shall not violate this Section 5.6.

5.7 Taxes. In the event that Allergan is required to withhold any tax to the tax or revenue authorities in any country in the Allergan Product Territory regarding any payment to Inspire due to the laws of such country, such amount shall be deducted from the payment to be made by Allergan, and Allergan shall promptly notify Inspire of such withholding and, within a reasonable amount of time after making such deduction, furnish Inspire with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6.	OPTIONS TO GRANT LICENSE TO INSPIRE PRODUCTS.

6.1 Options. Inspire shall have the right, in its sole and absolute discretion, to exercise options to offer the commercialization rights relating to the Inspire Products (as defined in Exhibit 6.2) to Allergan in each country in the Territory. Such options shall consist of an offer by Inspire to grant an exclusive license to Allergan to manufacture, have manufactured, use, sell and have sold the Inspire Products (as defined in Exhibit 6.2), under the Inspire Licensed Technology (as defined in Exhibit 6.2), in such specified country in the Territory (each, an “Option”); in each case, at any time during the sixty (60) day period following the receipt of Registration for an Inspire Product (as defined in Exhibit 6.2) in such country (such exercise period with respect to each such country in the Territory, as applicable, the “Relevant Exercise Period”).

6.2 Exercise of an Option.

(a) Until an Option for any country is exercised by Inspire and accepted by Allergan, the following procedure shall be used: Inspire may exercise the Option for each country in the Territory by sending written notice of such exercise of the Option for such country to Allergan during the Relevant Exercise Period, together with a license agreement executed by Inspire, dated as of the exercise date of the exercise of such Option, in the form attached as

Exhibit 6.2 (the “Inspire Product License Agreement”). Within ten (10) days after receipt of any such notice and the Inspire Product License Agreement executed by Inspire, Allergan may, in its sole discretion, either (i) accept such Option for such country by executing the Inspire Product License Agreement and sending to Inspire the fully executed Inspire Product License Agreement together with the up-front payment required in Section 6.1 of the Inspire Product License Agreement, if any; or (ii) not accept such Option and send written notice of such decision to Inspire together with a return of the Inspire Product License Agreement executed by Inspire but not executed by Allergan (which shall be destroyed by Inspire and have no effect).

(b) After an Option for any country is exercised by Inspire and accepted by Allergan for the first time, such that the Inspire Product License Agreement has been executed by both Parties and is in effect, then the following procedure shall be used: Inspire may exercise the Option for each subsequent country in the Territory by sending written notice of such exercise of the Option for such country to Allergan. Within ten (10) days after receipt of any such notice, Allergan may, in its sole discretion, either (i) accept such Option for such country by sending written notice of such decision to Inspire together with any up-front payment required in Section 6.1 of the Inspire Product License Agreement, if any; or (ii) not accept such Option and send written notice of such decision to Inspire.

(c) Allergan shall have the sole and absolute discretion to accept or decline any Option exercised by Inspire as provided in this Section 6.2. Allergan acknowledges that if Allergan does not accept any Option for a country within ten (10) days after receipt of such notice from Inspire with respect to such country, then Inspire will retain all rights to the Inspire Products (as defined in Exhibit 6.2) in such country, including the right to commercialize the Inspire Products on its own or with a Third Party in such such country, and Inspire shall continue to receive payments from Allergan pursuant to Section 4.1 of this Agreement with respect to such country in accordance with the terms of that provision, and Section 10.1(b) shall have no effect.

6.3 Inspire Rights and Obligations During Option Period. During the period from the Restatement Date through the latest of the exercise date or expiration date of the Relevant Exercise Period for every Option in every country in the Territory, as the case may be (the “Option Period”):

(a) Inspire may conduct any development activities relating to Inspire Products (as defined in Exhibit 6.2) anywhere in the world, including in or outside the Inspire Product Territory (as defined in Exhibit 6.2) then in effect, as Inspire determines in its sole and absolute discretion, which may include conducting no such development activities.

(b) Inspire shall have the sole right, but not the duty, to prepare and file INDs, Registration Applications and obtain Registrations for the Inspire Products anywhere in the world outside the Inspire Product Territory (as such terms are defined in Exhibit 6.2) then in effect, and shall own all such INDs, Registration Applications, Registrations and any other regulatory filings relating to the Inspire Products outside the Inspire Product Territory then in effect.

(c) Inspire shall have the sole right, but not the duty, to control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Inspire Licensed Technology (including the Inspire Patents) throughout the world outside the Inspire Product Territory (as such terms are defined in Exhibit 6.2) then in effect; provided, however, that Inspire shall have no obligation to do so in any country in the world.

(d) Inspire shall have the sole right, but not the duty, to institute patent Infringement actions against Third Parties based on any Inspire Licensed Technology throughout the world outside the Inspire Product Territory (as such terms are defined in Exhibit 6.2) then in effect, at its sole cost and expense (as such terms are defined in Exhibit 6.2). Inspire shall be entitled to retain any recovery received with respect to any such action commenced during the Option Period.

(e) Within ten (10) days of the Restatement Date, Allergan shall provide a written list to Inspire of any or all contracts and agreements Allergan may have with Third Parties relating to the manufacture of the Compound or any Inspire Products (as such terms are defined in Exhibit 6.2), together with a copy of all such contracts and agreements. From time to time during the Option Period, if and when so requested by Inspire, in its sole and absolute discretion, Allergan shall transfer and assign such contracts and agreements, or relevant portions thereof, to Inspire with respect to the supply of such Compound or Inspire Products for use or sale in the countries included in any Options for which the Relevant Exercise Period has not expired or been exercised by Inspire.

(f) For the avoidance of doubt, Inspire shall have no obligation whatsoever to Allergan with respect to the development or Registration of Inspire Products, and Allergan shall have no cause of action against Inspire for anything whatsoever under this Section 6 or otherwise relating to the Inspire Products prior to the exercise of any Option in any country in the Territory.

(g) Allergan hereby acknowledges and agrees that, unless and until Inspire exercises an Option as provided in this Section 6, Allergan has no license, rights, title or interest in or to the Inspire Products or the Inspire Licensed Technology (as defined in Exhibit 6.2).

(h) For the avoidance of doubt, any reference in this Section 6.3 to the “Inspire Product Territory (as such terms are defined in Exhibit 6.2) then in effect” shall include (i) prior to the exercise of any Option, no countries, (ii) upon the exercise of an Option for a country in the Territory and acceptance by Allergan, such country, (iii) upon the exercise of each subsequent Option for a country in the Territory and acceptance by Allergan, such country and all other countries for which Options have been previously exercised and accepted.

6.4 Effect of Failure to Exercise An Option. In the event that Inspire does not exercise an Option with respect to a particular country in the Territory during the Relevant Exercise Period, then this Agreement, or portion thereof relating to such country which is the subject of such Option only, shall terminate at the time provided in, and in accordance with, Section 10.1. Notwithstanding the foregoing, this Agreement shall remain in effect for all countries in the Territory which have not been the subject of an Option not exercised by Inspire.

7.	OWNERSHIP; PATENTS.

7.1 Ownership of Allergan Patents. Allergan shall retain all right, title and interest in and to the Allergan Patents and Allergan Know-how (as such terms are defined in the Original Agreement) (collectively, “Allergan Technology”).

7.2 Maintenance of Allergan’s Patents. Allergan shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Allergan Technology throughout the Allergan Product Territory. Allergan shall pay all costs and expenses of filing, prosecuting and maintaining the foregoing.

7.3 Patent Enforcement; Infringement Actions.

(a) If either Party learns of an Infringement, unauthorized use, misappropriation or ownership claim or threatened Infringement or other such claim (any of the foregoing, an “Infringement”) by a Third Party with respect to any Allergan Technology within the Allergan Product Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Infringement.

(b) Allergan shall have the sole right, but not the duty, to institute Infringement actions against Third Parties based on any Allergan Technology in the Allergan Product Territory, at its sole cost and expense. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by Allergan. Allergan shall be entitled to retain any award paid by Third Parties as a result of such an Infringement action (whether by way of settlement or otherwise), but shall pay Inspire a fee, as if such amount constituted Net Sales, at the applicable rate in effect at the time such action is commenced.

(c) In the event of the institution or threatened institution of any suit by a Third Party against Allergan for Infringement involving the sale, distribution or marketing of a Restasis product in the Allergan Product Territory, Allergan shall promptly notify Inspire in writing of such suit. Allergan shall have the sole right to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof. During the pendency of such action and thereafter, Allergan shall continue to make all payments due to Inspire under this Agreement. If Allergan finally prevails and receives an award from such Third Party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be retained entirely by Allergan; provided, that any monetary award recovered by Allergan in such action shall be deemed to constitute Net Sales for purposes of this Agreement, and Allergan shall be obligated to pay the fees due and owing under this Agreement with respect thereto, at the applicable rate in effect at the time such action is commenced.

8.	CONFIDENTIALITY.

8.1 Confidentiality Obligation. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for ten (10) years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall, and shall ensure that their respective employees, officers and directors shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose any information furnished to it or them by the other Party, its Affiliates, its licensees or its sublicensees except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, shall be deemed “Confidential Information”).

8.2 Exceptions to Obligation. The restrictions contained in Section 8.1 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for any Restasis product or Inspire Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and potential or existing licensees, collaborators, development, marketing partners or investors; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

8.3 Exclusions. Nothing in this Section 8 shall prevent either Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on inventions or disclose non-public technical or scientific Confidential Information of the other Party; or (ii) from issuing statements or making filings that such Party determines, in its sole discretion, to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded).

8.4 Limitations on Use. Each Party shall use, and cause each of its Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

8.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 8.

9.	INDEMNIFICATION; INSURANCE.

9.1 Indemnification by Allergan. Allergan shall indemnify, defend and hold harmless Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from Third Party claims to the extent due to:

(a) negligence, recklessness or wrongful intentional acts or omissions of Allergan, its Affiliates or their licensees, if any, and their respective directors, officers, employees and agents, in connection with (i) Allergan’s fulfillment of its obligations under the Original Agreement on or before the Restatement Date, or (ii) the fulfillment of Allergan’s obligations under this Agreement;

(b) any warranty claims, Restasis product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of the Restasis products by Allergan, its Affiliates or their licensees and claims due to any negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of, Allergan or its Affiliates or licensees and their respective directors, officers, employees and agents; or

(c) any breach of any representation or warranty made by Allergan under Section 2 or in Section 10.4.

9.2 Indemnification by Inspire. Inspire shall indemnify, defend and hold harmless Allergan, its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from Third Party claims to the extent due to:

(a) negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates, and their respective directors, officers, employees and agents, in connection with Inspire’s fulfillment of its obligations under the Original Agreement on or before the Restatement Date; or

(b) any breach of any representation or warranty made by Inspire under Section 2.

9.3 Notice of Indemnification. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 9.1 or 9.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

9.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses incurred by an Indemnitee in connection with enforcement of Sections 9.1 and 9.2 shall also be reimbursed by the indemnifying Party.

9.5 Insurance. Allergan shall maintain adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary in the industry for the activities to be conducted by it under this Agreement and shall name Inspire as an additional insured in such insurance policy. Allergan shall furnish to Inspire evidence of such insurance, upon request.

10.	TERM; TERMINATION.

10.1 Term.

(a) This Agreement shall become effective as of the Restatement Date and shall expire in its entirety on December 31, 2020;

(b) provided, however, in the event that Inspire does not exercise an Option for any country in the Territory following receipt of Registration in such country prior to the termination of the Relevant Exercise Period with respect to such Option for such country pursuant to Section 6, the Allergan Product Territory shall no longer include such country after the First Commercial Sale of an Inspire Product (as such terms are defined in Exhibit 6.2) in such country by Inspire or any Third Party.

(c) Either party may, without prejudice to any other remedies available to it, at law or in equity, terminate this Agreement upon or after the bankruptcy, insolvency, dissolution or winding up of the other party, subject to applicable bankruptcy laws.

(d) For the avoidance of doubt, this Agreement shall not terminate, and termination of this Agreement shall not be a remedy available to either Party, for any reason or under any other provision of this Agreement except as specifically provided in this Section 10.1.

10.2 Effect of Expiration or Termination. Following the expiration or termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties under this Agreement shall terminate except as specifically provided for in Section 10.3.

10.3 Accrued Rights; Surviving Obligations.

(a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

(b) All of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 1, 3.1(c), 5 (for 5.1, solely for payments due for sales before the expiration, termination or relinquishment of the Agreement), 7 (for 7.3, solely with respect to actions commenced before the effective date of termination of this Agreement), 8, 9, 10.2, 10.3, 10.4 and 11 shall survive termination, relinquishment or expiration of this Agreement.

10.4 Effect of Termination of Original Agreement; Release.

(a) By entering into this Agreement, the Parties agree to settle all disputes arising from the Original Agreement. The Parties have reached this Agreement to avoid the expense of legal proceedings, and no Party to this Agreement admits any liability, wrongdoing, malfeasance, or misfeasance under the Original Agreement. The Parties agree that nothing contained in this Section 10.4 and no actions taken herein shall be construed as an admission of any liability or wrongdoing on the part of either Party or any of the Releasee Parties (defined below).

(b) Effective as of the Restatement Date, the Original Agreement is hereby terminated and replaced in its entirety by this Agreement (including, for the avoidance of doubt, the license granted under Section 8.1 of the Original Agreement and those provisions indicated in the Original Agreement to expressly survive termination of the Original Agreement and except for references to terms defined in the Original Agreement), except as otherwise specifically provided in this Agreement. Pursuant to Section 10.1 of the Original Agreement, within forty-five (45) days after the Restatement Date, Allergan shall provide Inspire with a final statement and payment under the Original Agreement for the period from beginning of the calendar quarter in which the Restatement Date occurs through but not including the Restatement Date.

(c) Within thirty (30) days after the Restatement Date, Allergan shall, at its sole cost and expense, (i) return all data, reports, records and materials that relate to or were prepared in the course of the Development Program (as such term is defined in the Original Agreement) with respect to the Inspire Products, including, without limitation, all records and materials in Allergan’s possession or control containing Confidential Information of Inspire relating to the Inspire Products (provided that Allergan may keep one (1) copy of such Confidential Information for archival purposes only), and (ii) transfer and assign to Inspire all INDs, Registration Applications, Registrations and other regulatory filings prepared, made or filed for the Inspire Products (as such term is defined in the Original Agreement).

(d) Set forth on Exhibit 10.4 is a true and complete list of all of the Trademarks (as such term is defined in the Original Agreement) registered by Allergan with respect to the Inspire Products in any country(ies) in the Territory (as such term is defined in the Original Agreement) as of the Restatement Date (but excluding for clarity any corporate names or logos or other trademarks or names used generally by Allergan). Within sixty (60) days after the Restatement Date, Allergan shall enter into a trademark license agreement with Inspire, on customary and standard industry terms, granting to Inspire an exclusive, royalty-free, perpetual license under such Trademarks for Inspire’s use in connection with the Inspire Products (as such term is defined in the Original Agreement) anywhere in the world.

(e) Allergan represents and warrants that, during the term of the Original Agreement through the Restatement Date, Allergan:

(i) did not grant any sublicenses pursuant to Section 8.3 of the Original Agreement or otherwise under any license granted to Allergan pursuant to Section 8.1 or otherwise pursuant to the Original Agreement; and

(ii) did not conceive, directly or indirectly, either alone or jointly with Inspire, and does not have any rights to, any Inventions relating to the Inspire Licensed Technology (as such terms are defined in the Original Agreement).

(f) Each Party, for itself and its Affiliates, successors and assigns, and each of their officers, directors, shareholders, employees, agents and representatives (collectively, the “Releasing Parties”), hereby unconditionally, absolutely and irrevocably waives, releases and forever discharges the other Party and the other Party’s Affiliates, successors and assigns, and each of their officers, directors, shareholders, employees, agents and representatives (collectively, the “Releasee Parties”), from any and all past, present or future claims, causes of action, suits, dues, sums of money, accounts, covenants, controversies, guarantees, promises, damages, judgments, executions, rights, obligations, liabilities, defenses, rights of set-off, torts, statutory or common law claims, claims for damages or specific performance, or other claims or counterclaims or demands of any nature whatsoever, at law or in equity, known or unknown, fixed or contingent, which such Releasing Party may have or hereafter may acquire against the other by reason of, arising out of, or related to any act or omission by any Releasee Party under the Original Agreement, except as to the Surviving Obligations.

(i) The Releasing Parties acknowledge that they are giving up any claims the Releasing Parties may have at this time against the Releasee Parties, except as to the Surviving Obligations, regardless of whether the Releasing Parties have ever asserted any claims before the Restatement Date and regardless of whether the Releasing Parties knew the Releasing Parties had such claims before the Restatement Date. The Releasing Parties further acknowledge that except as expressly set forth in this Agreement, the Releasing Parties are not relying on any representations or warranties by any officer, director, shareholder, employee, agent or representative of any of the Releasee Parties in agreeing to this release.

(ii) For the purpose of implementing a full and complete release and discharge of the Releasee Parties, the Releasing Parties expressly acknowledge that this Section 10.4(f) is intended to include in its effect, without limitation, all claims that Releasing Parties do not know or suspect to exist in their favor as of the Restatement Date, and that this Section 10.4(f) extinguishes any such claim or claims, except as to the Surviving Obligations. The Releasing Parties expressly waive and relinquish all rights and benefits that they may have under any state or federal statute or common law principle that would otherwise limit the effect of this Section 10.4(f) to claims known or suspected prior to the Restatement Date except as to the Surviving Obligations, and do so understanding and acknowledging the significance and consequences of such specific waiver.

(iii) Each Party agrees that the Releasing Parties will not commence any legal action, lawsuit or arbitration or otherwise assert any legal claim against any of the Releasee Parties seeking relief for any claim released or waived under this Section 10.4(f).

(iv) For purposes of this Section 10.4(f), “Surviving Obligations” means (A) each Party’s respective obligations contained in this Agreement and after the Restatement Date, includes, without limitation, in this Section 10.4, and (B) each Party’s respective obligations under the Original Agreement which are expressly provided to survive the termination of the Original Agreement as provided in this Agreement, including, without limitation, the indemnification obligations of Allergan as provided in Section 9.1 and the indemnification obligations of Inspire as provided in Section 9.2.

(v) The Parties, on behalf of their Releasing Parties, expressly waive any and all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or expect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties expressly and completely waive and release any right or benefit which they have or may have under said Section 1542 of the Civil Code of the State of California, and which they have or may have under any similar statute or provision of any other state or jurisdiction, pertaining to the matters released in this Section 10.4(f). In connection with such waiver and relinquishment, the Parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true. Nevertheless, it is the intention of the Parties, through this Section 10.4(f), and having had the opportunity to consult with counsel, to fully, finally and forever settle and release all such matters, and all claims relative thereto. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto.

(g) In the event that either Party fails to comply with its obligations under this Section 10.4, the Parties specifically acknowledge and agree that the other Party may be subject to irreparable harm that cannot be compensated adequately by money damages and that said Party shall be entitled to seek immediate injunctive relief and/or specific performance in any court of competent jurisdiction to remedy any such breach without the posting of any bond as a condition for obtaining such relief.

(h) The Parties acknowledge that they have each relied upon the advice of their attorneys, who are the attorneys of their own choice; that the terms of this Section 10.4 have been completely read and explained to each of the Parties by their respective attorneys; and that the terms of this Section 10.4 are fully understood and voluntarily accepted by the Parties without coercion or undue influence. The Parties acknowledge that this Section 10.4 was negotiated at arms length and there has been no collusion, unfair dealing, or wrongful conduct by the Parties, and that the terms of this Section 10.4 are fair and reasonable.

11.	MISCELLANEOUS.

11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer - employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

11.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations under this Agreement without the express written consent of the other Party hereto,

except that (i) Allergan may assign its rights and transfer its duties hereunder without such consent to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of Allergan’s merger, consolidation or involvement in a similar transaction and (ii) Inspire may assign its rights and transfer its duties hereunder without such consent to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of Inspire’s merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 11.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

11.3 Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or sublicensees or licensees shall be maintained in accordance with U.S. generally accepted accounting principles, consistently applied.

11.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

In the case of Inspire, to:

Inspire Pharmaceuticals, Inc.

Attn: Adrian Adams, President and CEO

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

Facsimile No.: (919) 941-9797

With a copy to:

Inspire Pharmaceuticals, Inc.

Attn: Andrew I. Koven, Executive Vice President and

Chief Administrative and Legal Officer

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703

Facsimile No.: (919) 941-9797

In the case of Allergan, to:

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Attention: General Counsel

Facsimile No.: (714) 246-6426

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

11.6 Use of Name. Except as otherwise provided in this Agreement, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party (including, without limitation, the Allergan Product Trademarks) for any purpose in connection with the performance of this Agreement. Notwithstanding the preceding, Inspire shall have right, and Allergan hereby grants to Inspire a world-wide, royalty-free license, to use the Allergan Product Trademarks for any purpose in connection with the performance of this Agreement in connection with any publications or presentations permitted under this Agreement, any communications with its shareholders, any press releases and all general business reports/documents, including without limitation marketing materials. The ownership and all goodwill from Inspire’s use of the Allergan Product Trademarks shall vest in and inure to the benefit of Allergan.

11.7 Public Announcements. Except as otherwise permitted by Section 8.3, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof that has not been previously disclosed publicly without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

11.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach of this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.9 Compliance with Law. Nothing in this Agreement shall be deemed to permit or require a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

11.10 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

11.11 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

11.13 Arbitration.

(a) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the American Arbitration Association. The place of arbitration of any dispute (i) initiated by Inspire shall be Irvine, California and (ii) initiated by Allergan shall be Raleigh-Durham, North Carolina. Such arbitration shall be conducted by three (3) arbitrators, one (1) appointed by each of Allergan and Inspire and the third (3rd) selected by the first two (2) appointed arbitrators. The Parties shall instruct such arbitrators to render a determination of any such dispute within four (4) months after their appointment.

(b) The reasonable fees and expenses of the arbitrators, along with the reasonable legal fees and expenses of the Parties (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: (i) if the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay one hundred percent (100%) of such fees and expenses; (ii) if the arbitrator(s) rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated among the Parties.

(c) Any award rendered by the arbitrators shall be determined in the discretion of the arbitrators and shall be final and binding upon the Parties. Nothing in this Agreement is intended to restrict the remedies the arbitrators may award, including without limitation specific performance, monetary damages and/or an order terminating the Agreement. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d) This Section 11.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

11.14 Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

11.15 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto or thereto, and their respective permitted successors and assigns.

11.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.17 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amended and Restated License, Development and Marketing Agreement to be executed by its duly authorized representative as of the day and year first above written.

INSPIRE PHARMACEUTICALS, INC.

By:	/s/ Adrian Adams
Name:	Adrian Adams
Title:	President & CEO

ALLERGAN, INC.

By:	/s/ David E.I. Pyott
Name:	David E.I. Pyott
Title:	Chairman of the Board and CEO

ALLERGAN SALES, INC.

By:	/s/ David E.I. Pyott
Name:	David E.I. Pyott
Title:	Chairman of the Board and CEO

ALLERGAN PHARMACEUTICALS HOLDINGS (IRELAND) LTD.

By:	/s/ James Hindman
Name:	James Hindman
Title:

EXHIBIT 10.4

LIST OF TRADEMARKS

Prolacria (including all logos used in connection with such tradename)